Magellan Gold Corporation Appoints Senior Mining Executive as President and CEO

Focus to be on the Company’s Silver District Property and on new mineral opportunities

FOR IMMEDIATE RELEASE

      June 2, 2016

Reno, Nevada – Magellan Gold Corporation (OTCBB:  MAGE) (“Magellan” or “the Company”) is pleased to announce the appointment of W. Pierce Carson, PhD, as President and Chief Executive Officer and a member of the Board of Directors. Previously Dr. Carson was President of Gulf & Western Industries, Inc., the Company’s 85% owned minerals subsidiary. Dr. Carson is an unusually well qualified mining executive who has managed the discovery, financing, development and operation of mining properties internationally and domestically in an accomplished career spanning over forty years. Among the companies he has worked for are Exxon Minerals Company, Kennecott Copper Corporation, Nord Pacific Limited and Santa Fe Gold Corporation. Dr. Carson holds a PhD in Economic and Structural Geology and an MS in Ore Deposits from Stanford University, and a Bachelor’s Degree in Geology from Princeton University.

The Company has entered into a one-year Employment Agreement with Dr. Carson to secure his services.

Mr. John C. Power, formerly President of Magellan, will continue in the roles of Chief Financial Officer and Director. Mr. Power commented, “We are delighted to welcome Pierce and are fortunate to have the benefit of his vast experience in finding and developing new mines, especially at this critical time in the strategic growth of our Company.”

Dr. Carson said, “Magellan’s Silver District Project represents a significant economic opportunity for the Company and its stockholders. As CEO, my initial focus will be on advancing the Silver District property through the exploration stage and toward development and production. We also will be assessing new mineral opportunities with a view to acquiring additional properties, in particular quality advanced stage projects or properties with potential for early production.”

About the Silver District Project, La Paz Co., Arizona

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The Silver District Project in southwest Arizona is an advanced exploration stage project showing promise for development of a silver mine with by-products fluorspar, barite and lead-zinc.

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The property consists of over 2,000 acres and covers all of the important mines and prospects in the Silver District. Mineralization is controlled by three principal sub-parallel vein systems extending over a collective strike length of eight miles.

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Based on historic drilling of 465 shallow holes aggregating 62,866 feet, silver mineralization was estimated as 3.56 million tons grading 4.46 opt silver (15.9 million contained ounces silver), and fluorite mineralization was estimated as 2.3 million tons grading 14.5% CaF2 (328,450 tons contained fluorite). Included within the mineralization, substantial tonnages grade 17.0% barite

Magellan Gold Corporation

        P.O. Box 114, The Sea Ranch, CA 95497

                707-884-3766

(BaSO4) and 3.57% lead-zinc. These historic estimations of mineralization do not constitute a reserve estimation.

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Most drilling on the veins extended only to 150-200 ft shallow open pit depth, and mineralization is open below that depth. There appears to be excellent potential to substantially increase resources with deeper drilling. There also is promising potential to expand the near-surface mineralization along strike extensions of known deposits and along untested vein segments.

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Conceptual development schemes by past operators have involved multiple open pits feeding a central mill. Flow sheet designs employ fine grinding and cyanide leaching to recover silver, and conventional flotation to recover fluorspar and barite.

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Substantial additional work will be required in order to determine the feasibility of developing a new mine. Among other items, the work will need to include drilling, reserve estimation, metallurgical studies, mine and plant design and engineering, marketing studies and assessment of permitting issues. Until that work and a positive feasibility study is concluded, there can be no assurance that the property contains commercially recoverable minerals.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCBB:  MAGE) is a Nevada corporation engaged in the acquisition and exploration of precious metals mineral properties. The Company holds its properties through its 85% owned subsidiary Gulf & Western Industries, Inc.

The Silver District Property consists of 94 unpatented lode mining claims, 6 patented lode claims, an Arizona mining lease of 335 acres and 23 unpatented mill site claims, totaling over 2,000 acres. The property covers the heart of the historic Silver District in La Paz County, approximately 50 miles north of Yuma in southwest Arizona. Magellan completed the acquisition of the Silver District in September 2014.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

"Mineralized material" as used in this press release, although permissible under the SEC's Industry Guide 7, does not indicate "reserves" by SEC standards. We cannot be certain that any deposits at our exploration properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of the disclosed mineralized material estimates will ever be confirmed or converted into reserves or that mineralized material can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.”  Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Pierce Carson (505) 463-9223

John Power (707) 884-3766

Magellan Gold Corporation

        P.O. Box 114, The Sea Ranch, CA 95497

                707-884-3766

Magellan Gold Corporation

        P.O. Box 114, The Sea Ranch, CA 95497

                707-884-3766